Exhibit 99.1

For Immediate Release

HOSPIRA EXPANDS BOARD OF DIRECTORS WITH ELECTION OF DENNIS M. FENTON

— 25-Year Amgen operations veteran complements current board expertise —

LAKE FOREST, Ill., July 31, 2012 — Hospira, Inc. (NYSE: HSP), the world’s leading provider of injectable drugs and infusion technologies, today announced that Dennis M. Fenton, Ph.D.,  has been elected to the company’s board of directors. Dr. Fenton, a recognized manufacturing and biologics expert, has more than 30 years of healthcare industry experience. The addition of Dr. Fenton expands Hospira’s board to 11 directors, 10 of whom are independent.

“We are excited to welcome Dennis to Hospira’s board of directors,” said John C. Staley, chairman of the board. “His impressive track record of results-oriented leadership and pioneering contributions to biological manufacturing and operations quality make him an excellent fit.”

F. Michael Ball, chief executive officer, added, “Dennis brings unparalleled experience in the pharmaceutical and biotechnology space, with differentiated expertise that spans manufacturing and quality overall, and biologics in particular. His appointment supports Hospira’s commitment to establish manufacturing as a competitive advantage.”

Dr. Fenton, 60, spent more than two decades at Amgen, where he served as one of the company’s longest-tenured employees and its executive vice president of Operations until his retirement in 2008. Prior to Amgen, Dr. Fenton served as a senior research scientist at Pfizer.

Dr. Fenton is a member of the Society for Industrial Microbiology, held previous memberships in the American Chemical Society, the American Society for Microbiology and the Parenteral Drug Association, and was a director of the Biotechnology Industry Organization (BIO) and National Health Foundation. He currently serves on the boards of Dendreon Corporation, Napo Pharmaceuticals, Genelux Corporation, Xenoport and Kythera Biopharmaceuticals; and is a trustee of the Keck Graduate Institute and Rutgers University. A native of New York, Dr. Fenton holds a Bachelor of Science degree in biology from Manhattan College and a doctorate in microbiology from Rutgers University.

About Hospira

Hospira, Inc. is the world’s leading provider of injectable drugs and infusion technologies. Through its broad, integrated portfolio, Hospira is uniquely positioned to Advance Wellness™ by improving patient and caregiver safety while reducing healthcare costs. The company is headquartered in Lake Forest, Ill., and has approximately 15,000 employees. Learn more at www.hospira.com.

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Media Stacey Eisen (224) 212-2276	Financial Community Karen King (224) 212-2711	Financial Community Ruth Venning (224) 212-2711